EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is made and effective as of October 1, 2017 (the "Effective Date") by and between Unicycive, Inc. (hereinafter "**UNICYCIVE**", "**COMPANY**" or "**LICENSEE**"), having a principal place of business at 5150 El Camino Real, Los Altos, California, and Sphaera Pharma Pte. Ltd., a Singapore corporation (hereinafter "**SPHAERA**" or "**LICENSOR**"), having a principal place of business at 31 Cantonment Road, Singapore 089747. LICENSOR and LICENSEE are also referred to herein individually as a "Party" and collectively as "Parties."

INTRODUCTION

WHEREAS, Licensor has developed and is continuing research in the area of Technology, and owns certain Patents and Technology, as defined in Article 1 of this Agreement, which it desires to make available for the development and commercialization of products; and

WHEREAS, Company, a biopharmaceutical company, has represented to Licensor, to induce Licensor to enter into this Agreement, that Company has the desire, expertise and knowledge to develop, produce, market and sell Products and/or to use Processes and that it shall commit itself to a thorough, vigorous and diligent program exploring the Technology and inventions claimed in the Patents.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, Licensor and Company agree as follows:

ARTICLE 1 - DEFINITIONS

In the terms defined and used herein, the singular shall include the plural and vice versa. Undefined terms in this Agreement (other than names of Parties and Article headings) which are set forth in upper case letters have the meanings established for such terms in the succeeding Paragraphs of this Article 1.

1.1 "Affiliate" shall have the meaning of, with respect to Company, any corporation, limited liability company or partnership which is controlled by Company. "Control" means that one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors or otherwise to direct or cause the direction of management, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct or cause the direction of the management of such non-corporate entities. A company will only be deemed to be an Affiliate for so long as such control exists.

1.2 "Confidential Information" shall have the meaning set forth in Paragraph 10.3.

1.3 "Development Milestones" shall have the meaning set forth in Sub-Paragraph 4.2.2.

1.4 "Effective Date" of this Agreement shall have the meaning of the date of last signing.

1.5 "FDA" shall have the meaning of the United States Food and Drug Administration.

SPHAERA PHARMA PTE. LTD. SINGAPORE

1.6 "Field of Use" shall have the meaning of all fields of medicine (including diagnosis, treatment, and prevention of medical conditions) in which the Technology may be applicable.

1.7 "Government" shall have the meaning of the federal, state and/or local government(s) and regulatory bodies of any country or multinational governmental entities within the Territory.

1.8 "IND" shall have the meaning of an Investigational New Drug Application submitted to the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.9 "Know-How" shall have the meaning of any technical, scientific and business information including all biological, chemical, pharmacological, toxicological, clinical, and assay information, data, analyses, discoveries, inventions, methods, techniques, improvements, concepts, designs, processes, formulae, specifications and trade secrets, whether or not patentable that are necessary or useful to develop, make, use, or sell Products. Know-How shall also include documents (which shall include paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM and any other media on which the foregoing information can be stored) containing any of the foregoing information. Know-How also includes non-public, proprietary information, process, method, composition, formulation, formula, procedure, protocol, practice, technique, result of experimentation or testing, data, material, technology, knowledge, skill, experience or other know-how, whether or not patentable or copyrightable, developed by Licensor, and owned or controlled by Licensor, that relates to the Technology and that is necessary for the use or practice of the Patent rights. To the extent not patented or otherwise published, the Know-How constitutes part of Licensor's Confidential Information.

1.10 "Net Sales" shall have the meaning of the aggregate invoice sales prices, license fees or other amounts charged by Company and its Affiliates from the sale, lending, lease, license or other distribution or disposal of Products to unaffiliated third parties in arm's-length transactions in accordance with Paragraph 2.1 (but not including intermediate sales or licenses between Company and its Affiliates when the Affiliates are not the end users, provided that Net Sales shall include those of such Affiliates as well) less only credits actually granted on account of regular trade and discount allowances, recalls, rejection or return of items previously sold, all taken in accordance with GAAP. Net Sales include sales made by Company's sales representatives who do not actually purchase Products from Company but rather sell them on Company's behalf.

1.11 "New Drug Application" or "NDA" shall have the meaning of (i) a New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder from time to time, and all amendments and supplements thereto filed with the FDA or (ii) the equivalent application, including, without limitation, a marketing authorization application filed with any equivalent agency or governmental authority in the European Union (such as the EMEA) requiring such filing, including all documents, data and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.12 "Patents" shall have the meaning of the United States and foreign patents and patent applications

SPHAERA PHARMA PTE. LTD. SINGAPORE

listed below, and any patents maturing from any of the foregoing that are patent applications, including any divisionals, continuations, and continuations-in-part (solely to the extent that the claims in such continuations-in-part are directed to subject matter specifically claimed in the Patents listed below, and they have the same priority date of such Patents, but not including any additional or different claims), reissues, and reexaminations and the resulting patents therefrom. Patents shall also include any patents or patent applications in the future related to the manufacturing, development and commercialization of the Technology as it applies to the Product only.

Such patents and/or patent applications as set forth herein include-United States Patent No. US 9,359,376 B2, dated June 7, 2016-limited as it applies to the Product only.

1.13 "Phase I Clinical Trials" shall have the meaning of a human clinical trial that is designed to determine the metabolism, pharmacologic actions (including pharmacodynamics) and pharmacokinetics of a drug in humans, the safety profile, tolerability and any potential side effects of the drug associated with increasing doses and that satisfies the requirements of 21 CFR 312.21(a), or its successor regulation, or its equivalent in any other jurisdiction in the Territory.

1.14 "Phase II Clinical Trials" shall have the meaning of a clinical trial that is designed to establish the safety and preliminary efficacy of a drug for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed and that satisfy the requirements of 21 CFR 312.21(b) or its successor regulation, or its equivalent in any other jurisdiction in the Territory.

1.15 "Phase III Clinical Trials" shall have the meaning of a clinical trial on sufficient numbers of patients that, if the defined end-points are met, are designed (and agreed to by the FDA, or other Regulatory Authorities in the Territory) based upon existing data in the same patient population as of the start of the trial to definitively establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and which provide pivotal data supporting Regulatory Approval of such drug or label expansion of such drug and that satisfy the requirements of 21 CFR 321.21(c), or its successor regulation, or its equivalent in any other jurisdiction in the Territory.

1.16 "Process" shall have the meaning of any and all processes which incorporate or otherwise use Know-How and/or Technology, or any process which would infringe at least a single claim of the Patents in the country where it is practiced, which applies to the Product.

1.17 "Product" shall have the meaning of any product utilizing any Process, Know-How, or Technology which would otherwise infringe at least a single claim of the Patents as they relate to the pharmaceutical compound referred to as Nicorandil, a small molecule currently approved for chronic stable angina in the European Union. Products include, without limitation, reformulations such as prodrug technology, liposomal encapsulation, drug conjugation with any biologic agents such as antibodies, or any other technology platform allowing for delivery of Nicorandil or its metabolite(s).

SPHAERA PHARMA PTE. LTD. SINGAPORE

1.18 "Regulatory Approval" shall have the meaning of any approvals (including supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations or authorizations (including any designations of an indication for a Product as an "Orphan Product" under the Orphan Drug Act), howsoever called, of any Regulatory Authority, which are necessary for the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a Product or Process in a regulatory jurisdiction. Regulatory Approval shall not include any site license for a Company manufacturing facility.

1.19 "Regulatory Authority" shall have the meaning of the United States Federal Drug Administration ("FDA") or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, ethics committee, review board or other entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a Product or Process hereunder.

1.20 "Regulatory Filings" shall have the meaning of, collectively, IND applications, Biologics License Applications (BLAs), NDAs, Establishment License Applications (ELAs) and Drug Master Files (DMFs), applications for designation of a Product as an "Orphan Product(s)" under the Orphan Drug Act, Orange Book filings, responses to FDA "Written Requests," or any other filings (including any foreign equivalents and further including any related correspondence and discussions), and all data contained therein, as may be required by the FDA or equivalent foreign Regulatory Authorities for the development, manufacture or commercialization of a Product or Process hereunder.

1.21 "Sublicensee" shall have the meaning of any business entity other than an Affiliate to whom Company sublicenses the rights set forth in Paragraph 3.2 hereof.

1.22 "Technology" shall have the meaning of any and all uses of the technology reflected in the Patents as they specifically applies to the Product (which, for the avoidance of doubt, is limited to products utilizing any Process, Know-How, or Technology which would otherwise infringe at least a single claim of the Patents as they relate to the pharmaceutical compound referred to as Nicorandil, a small molecule currently approved for chronic stable angina in the European Union.) The Technology shall also include all improvements, modifications, or enhancements (including, without limitation, all patent rights that represent improvements, enhancements, or modifications) that are developed by or on behalf of Licensor or Company, whether alone or in collaboration with one or more third parties, during the term of the License agreement (hereinafter, "Improvements"). Such Improvements shall be automatically included in the licensed Technology without any further action on the part of either Party to the extent such Improvements are related to the Product. Licensor shall promptly notify Licensee of such Improvements.

1.23 "Term" shall have the meaning of the period beginning on the Effective Date and extending to the expiration of the last to expire Patent. In the absence of the issuance of a Patent in any country, the Term shall end twenty (20) years from the Effective Date.

1.24 "Territory" shall have the meaning of world-wide.

SPHAERA PHARMA PTE. LTD. SINGAPORE

1.25 "USD" shall have the meaning of United States dollars.

ARTICLE 2 - LICENSE

2.1 License Grant. Subject to Company's fulfillment of its payment(s) and other obligations hereunder and Licensor's reservation of rights below, Licensor hereby grants the following to Company during the Term, solely within the Territory and solely in the Field of Use:

2.1.1 Exclusive License: An exclusive license under the Patents to: (a) develop, make, have made, use, practice, research, distribute, lease, sell, offer for sale, license, import or otherwise dispose of Products, and (b) practice the licensed Technology (including any Improvements) to research, develop, reformulate, make, have made, use, sell and import Products in the Field of Use in the Territory. This exclusive license includes the right to transfer, and to grant and authorize sub-licenses, as set forth in Paragraph 3.2 below. Such exclusive license also includes any GMP/GLP and non-GMP/GLP materials produced or to be produced and GMP standard operating procedures that are specific to the processing and manufacturing of the Product, in the entirety of the manufacturing process of the Product. This exclusive license grant shall include without limitation all regulatory submission and approvals, all communications with scientific and regulatory agencies, all pre-clinical and clinical data, and all other relevant information that may be necessary to support regulatory filings and commercialization of the Product. Licensor warrants that it has developed the licensed Technology and there is no other underlying license agreement related to the licensed Technology.

2.1.2 Non-Exclusive License: A non-exclusive limited license to the Know-How and Technology (including Improvements), as necessary for the use or practice of the Patents, limited to the applicability to the Products.

ARTICLE 3 – AFFILIATES; SUBLICENSEES

3.1 Affiliates. As a condition to its receiving the benefits of this Agreement, each Affiliate must first execute and deliver to Licensor a written instrument in form acceptable to Licensor pursuant to which such Affiliate agrees to be bound by all terms and conditions of this Agreement applicable to Company. Company hereby unconditionally guarantees the compliance with and performance by each of its Affiliates of all provisions of this Agreement and shall be responsible and jointly and severally liable for the payment of Running Royalties (as defined in Paragraph 7.1 of this Agreement) based on its Affiliates' Net Sales. A breach of this Agreement by any of Company's Affiliates shall also be deemed a breach by Company. Company shall provide Licensor with an updated list of all Affiliates from time to time upon Licensor's request.

3.2 Sublicenses. The Company may enter into written agreements with Sublicensees granting them sublicenses of Company's rights hereunder. Each sublicense shall be embodied in a written document which (a) contains provisions at least as favorable to Licensor for the protection of its rights and limitation of its liability exposure as the terms of this Agreement, including, without

SPHAERA PHARMA PTE. LTD. SINGAPORE

limitation, with respect to usage restrictions, publicity and trademark protection, limitation of liability, and development and commercialization obligations commensurate in scope as those set forth for Company in this Agreement; (b) to the fullest extent applicable, contains all rights and obligations due to Licensor contained in this Agreement; and (c) names Licensor as a third party beneficiary who may directly enforce the sublicense agreement as if it were a party thereto. Company shall provide Licensor un-redacted copies of any executed sublicense agreements and amendments thereto within thirty (30) days after their execution and an updated list of all Sublicensees on an annual basis or upon Licensor's written request. Company shall promptly collect all royalties and other amounts due from such Sublicensees. Company will be responsible for all payments due to Licensor even if any Sublicensee has not paid any monies due to the Company. Licensor shall cooperate with Company in recovering from Sublicensee any monies Company pays to Licensor on Sublicensee's behalf pursuant to this provision the "look through" provisions of Article 7.

ARTICLE 4 – DUE DILIGENCE

4.1 Company shall use its best efforts and shall use its best efforts to cause any Sublicensees or Affiliates to bring the Products or Processes to market through thorough, vigorous and diligent programs of research, development, testing, manufacturing, marketing and commercialization and to continue active, diligent efforts for the Products or Processes throughout the Term. Company shall use best efforts to make all necessary Regulatory Filings and obtain all necessary Regulatory Approvals. Licensor shall have the right, in its discretion, to directly or indirectly participate in any NDA prosecution. Company shall notify Licensor in writing within fifteen (15) days after receiving office notice of any Regulatory Approval. Company shall comply with all applicable laws and regulations in connection with all of the foregoing.

4.2 In addition, Company shall adhere to the following:

4.2.1 Development and Commercialization Plans and Reports. Within 120 days of the Effective Date of this Agreement Company shall deliver to Licensor, a preliminary development and commercialization plan (the "Plan") showing plans for each stage of development, the amount of money, number and kind of personnel and time budgeted for each phase of development of each of the Products or Processes and shall provide similar updated Plans to Licensor on or before each anniversary of the Effective Date.

4.2.2 Milestones. Company shall make payments to Licensor as described below (the "Development Milestones"):

a) Upon initiation by Unicycive of a second clinical trial following the Effective Date of this Agreement (whether a Phase II trial or other clinical trial) using the Product in any global market, Unicycive will pay Licensor US$50,000 at the time the first patient in such trial is dosed, and an additional US$50,000 within 30 days of completion of such trial.

b) At the time the FDA accepts a NDA application submitted by Unicycive for the Product, Unicycive will pay Licensor US$1.65 million.

PHARMA PTE. LTD. SINGAPORE

4.3 Milestone Notices. Company shall submit to Licensor in writing a detailed report of each Development within thirty (30) days after the Development Milestone has been completed.

ARTICLE 5 - PATENT PROSECUTION AND COSTS

5.1 Patent Prosecution and Maintenance. Upon the Effective Date, prosecution of the patent rights related to the Product shall be transferred to Company. Company shall have the first and sole right to choose and use in-house or outside legal counsel selected by Company, to prepare, file, prosecute, maintain and extend patents and patent applications in the Patents in its own name in the United States of America and in any other countries which it may choose in the Territory. Company shall be responsible for such patent prosecution (and the attendant costs and expenses) and for any decision as to which countries in which to file applications. For the avoidance of doubt, Company's rights and responsibilities with regard to this Section 5.1 are limited to patent prosecution and maintenance activity as it relates to the Product (which, in turn, is limited to products relating to Nicorandil, as set forth in Section 1.17 herein). All other patent prosecution and maintenance activity relating to the Patents is to be conducted by Sphaera.

5.2 Licensor's Election not to Prosecute. In the event that Licensor decides to divest itself of the responsibility of the prosecution or maintenance of any Patents, it will provide Company with ninety (90) days written notice of such decision, and Company may, upon written notice, elect to assume, at Company's expense, the responsibilities and obligations to prosecute, and maintain in Licensor's name the Patents in their respective countries. Said Patents shall remain part of this Agreement.

5.3 Company's Abandonment. If Company determines not to prosecute or maintain such Patents in any country, Company shall provide Licensor with ninety (90) days written notice ("Abandonment Notice"). If the Territory includes multiple countries and such determination is made on a country-by-country basis, then upon Company's Abandonment Notice to Licensor, Company's license and other rights hereunder shall terminate with respect to such country/countries and Licensor shall have the right but not the obligation to assume responsibility for the prosecution and maintenance in such country/countries and shall be responsible for all expenses associated therewith.

ARTICLE 6 – PATENT MARKING

6.1 Patent Marking. To the extent commercially feasible, Company will mark all Products with the number of each issued Patent(s) that cover(s) the Products. Any such marking will be in conformance with the patent laws and other laws of the country of manufacture, use or sale, as applicable.

ARTICLE 7 - PAYMENTS AND ROYALTIES

SPHAERA PHARMA PTE. LTD. SINGAPORE

In consideration of the rights set forth herein, Company shall make the following payments to Licensor:

7.1 Running Royalty. Beginning on the date of first commercial launch of Product or Process in any country, and extending for the Term of this Agreement, Company shall pay to Licensor, on a quarterly basis, 2% of Net Sales of the Company and its Affiliates for the previous quarter on any Product or Process, in any country with at least one valid patent claim included in the Patents (the "Running Royalty"). Products shall be considered sold when payments are received by Company, unless Products are sold for consideration other than cash, in which case the cash equivalent of such consideration shall be assumed to be the value received by Company on the date on which the title to such non-cash consideration is received by Company. All monies due to Licensor shall be payable in United States dollars.

7.1.1 Each payment of Running Royalties shall be made within 30 days after the end of each calendar quarter and shall be accompanied by a report of Net Sales in sufficient detail to permit confirmation of the accuracy of the Running Royalty payment made, including, without limitation and on a country-by-country basis, the number of Products sold or Processes commercialized, the gross sales and Net Sales and deductions taken from gross sales by category as set forth in the definition of Net Sales to arrive at the Net Sales calculation, the Running Royalties payable in USD, and the method used to calculate the Running Royalties as well as the exchange rates used.

7.1.2 In the event that Company is required to make royalty payments to one or more third parties whose patent rights would be infringed by the exercise of the license rights granted in Paragraph 2.1, Company may reduce the Running Royalty due Licensor by the amount of such third party or parties royalty rate(s). In order to exercise its offset rights hereunder, Company must send written notice to Licensor describing the nature and amount of its payment requirements, the identity of the third party and the applicable third party patents promptly after first becoming aware of the requirement to make any such payments.

7.2 Combination Sales. Notwithstanding the definition of Net Sales in Article 1, in the event that a Process is provided or a Product is sold in combination with another process or product which is not a Process or Product, Net Sales shall mean the amount invoiced by Company or its Affiliates on sales of the combination process or product less the deductions set forth in Paragraph 1.10 above, multiplied by a proration factor that is determined as follows: if all components of the combination Process or Product were sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Process or Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Process or Product components; or if all components of the combination process or product were not sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [C / (C+D)], where C is the value of the Process or Product components and D is the value of the other essential functional components, with such value being determined in good faith by the parties.

SPHAERA PHARMA PTE. LTD. SINGAPORE

7.3 Taxes and Other Fees. In addition to any other amounts due hereunder, Company shall pay, without any deduction to its Net Sales, all federal, state, municipal, foreign, and other governmental excise, sales, use, property, customs, import, value added and other taxes, fees and levies of any nature that are assessed upon or with respect to the development, manufacture, use, offer, sale, license distribution, export or import of the Technology, Products or Processes or otherwise arising in connection with this Agreement, other than United States taxes based on Licensor's income. If any withholding tax is imposed under the laws of a country or other taxing jurisdiction outside of the United States on any amounts to be paid to Licensor, payment of such amounts will be Licensor's responsibility.

7.4 Payments; Currency. All payments under this Agreement shall be drawn on a United States bank, made payable to "Sphaera Pharma Pte. Ltd." and sent to the address identified in Paragraph 13.3 or be made by international wire transfer (SWIFT) as per details provided by Licensor. Each payment shall reference this Agreement, and identify the obligation under this Agreement that the payment satisfies. All payments shall be made in USD without set-off for currency conversion. With respect to Net Sales invoiced or expenses incurred in a currency other than USD, the Net Sales invoiced or expenses incurred shall be converted into the USD equivalent using a conversion rate existing in the United States and as reported in the Wall Street Journal on the last working day of the applicable reporting/payment period.

7.5 Records; Audit. Company shall keep during the Term and for a period of three (3) years thereafter, full, true and accurate books of accounts and other records containing all information necessary to ascertain and verify the remuneration payable to Licensor hereunder. During the Term of this Agreement, once during the first eighteen months of the term of this Agreement, and thereafter once every three years, Licensor shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and all other material documentation of Licensor and its Affiliates and sub-licenses relating to Net Sales and other payment obligations at reasonable times and upon reasonable notice. Should the audit lead to the discovery of a discrepancy to either party's detriment, the other party shall pay the amount of the discrepancy, within 90 days of the date of the written notice with the findings of the inspection. Licensor shall pay the full cost of the inspection, unless such audit discloses an underpayment by Licensee of more than five per cent (5%) of the amount due, in which case Licensee shall bear the full cost of such audit.

7.6 Blocked Payments. If by law, regulation, or fiscal policy of a particular Government, conversion into USD or transfer of funds of a convertible currency to or from the United States is restricted or forbidden ("Blocked Payments"), Company shall give Licensor prompt notice in writing and shall pay the Blocked Payments through such means or methods as are lawful in such country as Licensor may reasonably designate. Failing the designation by Licensor of such lawful means or methods within thirty (30) days after such notice is given to Licensor, Company shall deposit such Blocked Payments in local currency to the credit of Licensor in a recognized banking institution reasonably selected by Company and identified in a written notice to Licensor by Company.

ARTICLE 8 - INFRINGEMENT

SPHAERA PHARMA PTE. LTD. SINGAPORE

8.1 Notification. Each party shall promptly report in writing to the other party during the Term any infringement or suspected infringement in the Territory of any Patent of which it becomes aware and shall provide the other party with all available evidence supporting such infringement or suspected infringement.

8.2 Company Infringement Suit. To the extent that its license rights are then exclusive, and only to the extent that the infringement is in the Territory and the Field of Use and adversely and substantially affects Company's exclusive license rights, absent written agreement as set forth in Paragraph 8.4, Company shall have the first right, but not the obligation, at its own expense to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Patents licensed hereunder. Company shall give Licensor sufficient advance written notice of its intent to initiate or not initiate any such action and the reasons therefor and shall provide Licensor with an opportunity to make suggestions and comments regarding such action, however all decisions shall be made by Company in its discretion. Company shall keep Licensor promptly informed of the status of any such action and Licensor shall provide reasonable assistance to Company in connection with such action. Licensor shall independently have the right to voluntarily join the suit, at its own expense. Any damages, profits or awards of whatever nature recovered from such action shall be treated as Net Sales under this Agreement after Company has been compensated for its actual costs paid to unrelated third parties in handling such action hereunder and also after Licensor has been compensated for its costs, if any, in handling such action. Company shall notify Licensor of any settlement or voluntary resolution of such action within 15 calendar days of such settlement or resolution becoming final. Resolution of such actions may include Company's grant of a sublicense to any alleged infringer in consultation with the Licensor and in accordance with the terms and conditions of this Agreement relating to sublicenses.

8.3 Licensor Infringement Suit. In the event that Company does not, within three (3) months after becoming aware of the infringement, secure cessation of the infringement, enter suit against the infringer or provide Licensor with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the Patents, then Licensor shall have the right, but not the obligation, at its own expense to initiate an infringement suit against such infringer. Company shall provide reasonable assistance to Licensor in connection with such action. Any damages, profits, or awards of whatever nature recovered from such action shall belong solely to Licensor. Licensor shall keep Company promptly informed of the status of any such action and shall provide Company with an opportunity to make suggestions and comments regarding such action. Licensor shall have the right and authority to settle or otherwise voluntarily dispose of any such action. Company may grant a sublicense to any alleged infringer in consultation with the Licensor and in accordance with the terms and conditions of this Agreement relating to sublicenses.

8.4 Joint Suit. If Licensor and Company agree in writing to jointly institute a suit against any third party who has infringed or is suspected of infringing any of the Patents licensed hereunder within the Field of Use in the Territory, then the suit will be brought in the name of both parties. The parties will agree in writing on who shall control the action and how costs and recoveries will be shared. If the parties agree that Company will control the action, then Licensor may, if it so desires, be represented by counsel of its own selection and at its own expense.

8.5 Abandonment of Suit. In the event that either party institutes a suit under this Article 8 and then decides to abandon the suit, it will first provide timely written notice to the other party of its intention to abandon the suit, and the other party, if it wishes, may continue prosecution of such suit, provided however, that the sharing of expenses and of any recovery in such suit will be agreed upon separately in good faith by the parties taking into account their respective efforts in the prosecution.

8.6 Third Party Suit. In the event that a third party institutes a suit against Company for infringement, Company will promptly inform Licensor and keep Licensor regularly informed of the proceedings. In the event that such third party institutes a suit against Licensor or Licensor is joined as a party, Licensor will have the right to participate in the defense of the suit, at its own expense.

8.7 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against Company by a third party alleging invalidity or unenforceability, or non-infringement of the Patents, Licensor, at its option, shall have the right in its discretion within thirty (30) days after receiving notice of the commencement of such action to intervene and participate at its own expense or to take over sole control of the defense of the action at its own expense. In any case, the party controlling the defense shall provide to the other party each document or a draft thereof pertaining to the declaratory judgment action, including, but not limited to, each communication with opposing counsel, pleading, discovery requirements, or other court filings, as follows: (a) documents received from the court or opposing counsel shall be provided promptly after receipt; and (b) for a document to be served on opposing counsel or filed in court, a draft of such document shall be provided to the non-controlling party sufficiently in advance of its filing to allow for review and comment by the non-controlling party. The controlling party agrees to consider the non-controlling party's comments in good faith but shall have the right to make all decisions in its sole discretion.

ARTICLE 9 - WARRANTY DISCLAIMER

9.1 Nothing in this Agreement shall be construed as:

(a) A warranty or representation by Licensor as to the validity or scope of any Patent or that any pending patent applications under the Patents will issue;

(b) A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, trade secrets or other intellectual property of third parties;

(c) An obligation of Licensor to bring or prosecute actions or suits against third parties for infringement;

(d) Granting by implication, estoppel or otherwise any licenses under patents of Licensor other than Patents; or

SPHAERA PHARMA PTE. LTD. SINGAPORE

(e) An obligation to furnish any technology, technological information or other materials other than as expressly identified herein.

9.2 LICENSOR MAKES NO, AND HAS NOT MADE ANY, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES OR LIABILITY WHATSOEVER WITH RESPECT TO THE PATENTS, TECHNOLOGY OR KNOW-HOW OR THE USE, SALE OR OTHER DISPOSITION BY COMPANY OR ITS AFFILIATES, SUBLICENSEES, VENDEES OR OTHER AGENTS OR TRANSFEREES OR END USERS OF PRODUCTS OR PROCESSES INCORPORATING OR MADE BY USE OF ANY TECHNOLOGY OR PATENTS LICENSED UNDER THIS AGREEMENT OR BIOLOGICAL MATERIALS (IF ANY), FURNISHED IN CONNECTION WITH THIS AGREEMENT. THE FOREGOING ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AND COMPANY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST LICENSOR WITH RESPECT TO ANY OF THE FOREGOING. COMPANY SHALL BE SOLELY RESPONSIBLE FOR ALL REPRESENTATIONS AND WARRANTIES THAT COMPANY OR ITS AGENTS, SUBLICENSEES OR AFFILIATES MAKE TO THIRD PARTIES WITH RESPECT TO ANY OF THE FOREGOING.

ARTICLE 10 – PUBLICITY; MARKS; CONFIDENTIALITY

10.1 Publicity. Neither party shall make any public press release or similar publicity announcement or disclosure regarding this Agreement without the other party's prior written consent, not to be unreasonably withheld. The disclosing party shall provide copies of the proposed disclosure reasonably in advance for the non-disclosing party's prior review and comment. The non-disclosing party shall provide its comments, if any, on such announcement as soon as practicable. The non-disclosing party's failure to respond shall constitute its approval of the proposed disclosure. Notwithstanding the foregoing, either party shall be permitted, without the need for consent, to make an objective statement that this Agreement exists, without revealing its terms and conditions.

10.2 Use of Names, Logos or Symbols. No rights are granted to either Party's names, logos, trademarks or service marks, or the physical likeness or names of its employees or investigators or other symbols of Licensor or its Affiliates for any purpose without its prior written consent, other than as approved under Paragraph 10.1 above.

10.3 Confidential Information. For purposes of this Agreement, Confidential Information means any non-public information or materials of a party hereto which the other party is provided or has access to hereunder that relate to the transmitting party's research or business, or the Patents, Technology or Know-How, and which are either identified as confidential at the time of disclosure or should, under the circumstances, reasonably be expected to be confidential such as test data, samples, data, drawings, trade secrets, draft and final correspondence with the United States Patent and Trademark Office and other patent authorities, and the terms of this Agreement, but does not include materials or information that the receiving party can, prior to its proposed

SPHAERA PHARMA PTE. LTD. SINGAPORE

use or disclosure, substantiate through written documentation: (a) is explicitly approved for release by the transmitting party; (b) was already known by the receiving party prior to receiving the information or material from the transmitting party; (c) was lawfully disclosed to the receiving party by a third party having the right to disclose it without an obligation of confidentiality; (d) was in the public domain at the time of disclosure or later become part of the public domain through no fault or breach of obligation by the receiving party, its employees, or agents; or (e) was independently developed by the receiving party without use of the disclosing party's Confidential Information.

10.4 Confidentiality Obligations. Each party agrees to maintain such Confidential Information received from the other party in strict confidence, to use it only in a manner consistent with the purpose for which it was transmitted and to not disclose it to third parties except third parties who are trustees, investors, counsel, employees, consultants, permitted contractors or subcontractors of the receiving party who have a need to know, have been instructed that it is proprietary information and are under binding obligations to maintain its confidentiality at least as stringent as those set forth herein. Each party agrees to take the same measures to protect the Confidential Information of the other party that it takes to protect its own information of comparable sensitivity, but in no event less than reasonable care. All materials transmitted between the parties or accessed hereunder and containing Confidential Information shall remain the property of the transmitting party and shall, along with all copies, summaries and other tangible manifestations thereof, be immediately returned upon termination or expiration of this Agreement or upon earlier reasonable request unless previously destroyed at the transmitting party's request. Each party will, upon the other party's request, provide a written officer's certificate certifying that it has so returned or destroyed the other party's Confidential Information. Each party shall be responsible for any breach of confidentiality hereunder by any of its Affiliates, Sublicensees, consultants, employees, independent contractors. Each party shall advise the other immediately in the event that it learns or has reason to believe that any person discloses or uses or intends to disclose or use such other party's Confidential Information and will reasonably cooperate with the other party to prevent or remedy the same.

10.5 Required Disclosures. Notwithstanding the foregoing, Licensor and Company may disclose each other's Confidential Information to the extent that it is required to be disclosed by law or regulation or is reasonably required to be disclosed in order to enforce rights under the Agreement, provided that the receiving party shall, if reasonably possible, notify the other party of the intended disclosure in advance, reasonably cooperate with the disclosing party's effort to seek a protective order contesting or limiting the disclosure and limit its disclosure to that which is required for the foregoing purpose. Either Party may also disclose the terms and conditions of this Agreement to the Government and its agents as necessary in connection with any Government funding related to the Patent rights or Technology.

10.6 Duration of Confidentiality Obligations. Notwithstanding the expiration or termination of this Agreement, the parties' respective confidentiality obligations shall continue in effect for three (3) years after the expiration or termination of this Agreement.

10.7 Remedies. The parties each acknowledge and agree that a breach of this Article 10 may cause irreparable harm to the non-breaching party for which the award of money damages may be

SPHAERA PHARMA PTE. LTD. SINGAPORE

inadequate. The parties therefore agree that in the event of any breach of this provision, the non-breaching party shall be entitled to seek injunctive relief in addition to seeking any other remedy provided in this Agreement or available at law.

ARTICLE 11 - TERMINATION

11.1 For Convenience. Company may terminate this Agreement at any time by providing at least thirty (30) days' written notice to Licensor. Company's obligations under Paragraph 5.1 and any payments of fees, milestones, or royalties due Licensor under Article 7 shall extend to the termination date set forth in Company's written notice to Licensor, provided that any amounts received by Company with respect to Net Sales made up to the termination or expiration date of the Agreement, even if such amounts are received after the termination or expiration of the Agreement, shall be taken into account for computing any amounts payable by Company to Licensor under this Agreement. This Article shall survive any termination or expiration of this Agreement.

11.2 For Breach.

11.2.1 In the event that either Party breaches any of its material obligations hereunder, the non-breaching party shall, at its sole option and discretion have the right to terminate this Agreement, provided that it shall give the breaching party written notice specifying the nature of the breach, amounts of Running Royalties and other payments then due, if any. The non-breaching Party's termination notice shall be effective 90 days from receipt of said written if breaching party has failed to cure such breach within the 90 day period.

11.3 For Company's Bankruptcy or Insolvency. Licensor may also terminate this Agreement by written notice to Company upon Company's (i) becoming insolvent or otherwise unable to pay its debts as they become due, unless Company cures such condition within thirty (30) days after receipt of written notice of a claim of insolvency by Licensor; (ii) making a general assignment for the benefit of its creditors; or (iii) becoming the subject of a voluntary or involuntary petition in bankruptcy or any voluntary or involuntary proceeding relating to receivership, liquidation, or composition for benefit of creditors under domestic or foreign bankruptcy or insolvency law.

11.4 Effect on Sublicenses. Termination of this Agreement or conversion to a non-exclusive license shall automatically terminate all sublicenses which may have been granted by Company. Any Sublicensee may request to obtain a direct license from Licensor by advising Licensor in writing, within sixty (60) days after the Sublicensee's receipt of written notice of such termination or conversion, of its desire to obtain a license and of its agreement to assume with respect to Licensor all the obligations, including obligations for payment, contained in its sublicensing agreement with Company. Licensor will not unreasonably withhold its consent to such request by Sublicensee. Any monies due to Licensor directly or indirectly from the Sublicensee shall continue to be a valid claim by the Licensor on the Sublicensee even if the License or Sublicense agreement is terminated.

11.5 General Effect of Termination; Survival. Upon expiration or termination of this Agreement or conversion to a non-exclusive license, neither party shall be relieved of any obligations incurred

SPHAERA PHARMA PTE. LTD. SINGAPORE

prior to such termination or conversion, and the obligations of the parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable, including, without limitation, those related to confidentiality, limitation of liability, exclusion of damages and payments due. Company will provide Licensor with all information and data in its possession or control as of the termination date that is reasonably necessary for Licensor to continue to pursue the development of Products and Processes, and Licensor or its agents or licensees shall have a right to reference Company's regulatory filings. Termination or expiration of this Agreement or conversion to non-exclusivity for any reason shall not preclude any party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

ARTICLE 12 –LIMITATION OF LIABILITY

12.1 Exclusion of Damages; Limitation of Liability. NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE TO ANY PARTY FOR SPECIAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PATENTS, TECHNOLOGY, BIOLOGICAL MATERIALS, PRODUCTS OR PROCESSES, INCLUDING BUT NOT LIMITED TO DAMAGES MEASURING LOST PROFITS, GOODWILL OR BUSINESS OPPORTUNITIES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 13 – INDEMNIFICATION

13.1 Indemnification of Licensor. In addition to any other remedy available to the Licensor, Licensee shall indemnify, defend and hold harmless the Licensor, its Affiliates and their directors, officers, and employees, ("Licensor Indemnitees") in full and on demand from and against any and all losses incurred by them to the extent resulting from, arising out of or in connection with any claims made or suits brought by a third party ("Third Party Claims") against the Licensor Indemnitees that arise or result from (a) the breach of any provision of this Agreement by the Licensee or (b) the commercialisation by the Licensee or its Affiliates of the Product (including any claims for death, personal injury or infringement of a Third Party's rights). Licensee's obligation to Indemnify the Licensor Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such losses arise from: (A) the negligence or willful misconduct of any Licensor Indemnitee; or (B) Licensor's breach of this Agreement.

13.2 Indemnification of the Licensee. In addition to any other remedy available to Licensee, Licensor shall indemnify, defend and hold harmless the Licensee and its Affiliates, directors, officers, and employees ("Licensee Indemnitees") in full and on demand, from and against any and all losses incurred by them to the extent resulting from or arising out of or in connection with any Third Party Claims against Licensee Indemnitees that arise or result from the breach of any provision of this Agreement by the Licensor. Licensor's obligation to Indemnify the Licensee Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of any Licensee Indemnitee; or (B) Licensee's breach of this Agreement.

SPHAERA PHARMA PTE LTD SINGAPORE

ARTICLE 14 - NOTICES

14.1 All notices to be given hereunder shall be in writing and personally delivered or sent by postage pre-paid first class mail or Federal Express or other similar reputable courier or postal service, except that payments and notices of breach or that otherwise materially affect the parties' rights hereunder must be sent postage pre-paid by certified mail, return receipt requested or Federal Express or other similar reputable courier or postal services providing a tracking or return receipt delivery, addressed to the respective parties at the following addresses, or such other address and/or individual as a party shall designate in writing for such purpose:

14.2 Notices and other communications to Company concerning this Agreement shall be addressed to:

Unicycive, Inc.
ATTN: Shalabh Gupta
5150 El Camino Real
Los Altos, CA 94022
shalabh.gupta@unicycive.com

14.3 Notices, payments and other communications to Licensor concerning this Agreement shall be addressed to:

Sphaera Pharma Pte. Ltd.
8 Temasek Boulevard, #22-03 Suntec Tower 3
Singapore 038988, SINGAPORE
Dugar.s@sphaerapharma.com
ATTN: Sundeep Dugar

With copy to:
Abhinav Dhandia
Plot No. 32, Sector 5
IMT Manesar, Gurgaon
Haryana – 122051, INDIA
ATTN: Abhinav Dhandia
Abhinav.d@sphaerapharma.com

ARTICLE 15 – MISCELLANEOUS

15.1 Assignment. This is a contract between Licensor and Company. Licensor has investigated Company, its officers and has selected Company because of the unique qualifications of its business, reputation, competitive posture, and the character of its officers and principals. Except as set forth herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned or otherwise transferred in whole or in part by Company, whether by contract, change of control, operation of law or otherwise, without the prior written consent of Licensor, and any attempt to so transfer without such written consent shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their legal

SPHAERA PHARMA PTE. LTD. SINGAPORE

representatives, heirs and assigns. Notwithstanding the foregoing, upon written notice to Licensor, Company may assign this Agreement in its entirety solely to an entity "controlled" (as defined in Paragraph 1.1) by Company, provided that Company first provides prior written notice to Licensor of the nature of the assignment and the proposed transferee's written agreement in a form reasonably suitable to Licensor to be fully subject to, and bound by, all of Company's obligations under this Agreement, and provided further that Company hereby guarantees and remains jointly and severally liable for all such transferred obligations. However, if Company ceases to exist as part of the transfer, Licensor may condition the assignment on additional reasonable guarantees.

15.2 Governing Law; Venue. This Agreement and all matters related thereto shall be construed and interpreted under and governed by the laws of the State of California (other than its conflicts of laws provisions) and the federal patent, trademark, copyright and other applicable federal laws of the United States of America. Licensor and Company hereby submit to the exclusive jurisdiction of the federal and state courts located in Santa Clara County, California for the resolution of any dispute, claim or legal proceeding arising out of or related to this Agreement, waive any objection to such jurisdiction on the grounds of venue, forum non conveniens, or similar ground, and agree that any such dispute, claim or proceeding shall be brought exclusively in one of those courts.

15.3 Force Majeure. Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement to the extent that such default or delay is caused, directly or indirectly, by acts of God, civil disturbance, war, fires, acts or orders of any Government agency or official, other than Company's failure to obtain Regulatory Approvals, natural catastrophes, or any other circumstances beyond such party's reasonable control. In any such event, the non-performing party shall be excused from any further performance or observance of the obligation so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. Any party whose performance is delayed or prevented by any cause or condition within the purview of this Paragraph 14.3 shall promptly notify the other party thereof, the anticipated duration of the non-performance, and the action(s) being taken to overcome or mitigate the delay or failure to perform. Notwithstanding the foregoing, under no circumstances shall any delay or nonperformance be excused or forgiven (a) if the cause of the nonperformance could have been prevented or avoided by the exercise of reasonable diligence; (b) if the party whose performance is delayed or prevented fails to use reasonable diligence to promptly overcome and mitigate the delay or failure to perform; or (c) if the nonperformance is caused by the negligence, intentional conduct or misconduct of the nonperforming party. The parties understand and agree that Governmental acts, orders or restrictions do not constitute excusing events hereunder if such acts, orders or restrictions are issued due to either party's alleged failure to conform to applicable laws, regulations or other governmental requirements. If the delay or non-performance lasts for more than three hundred sixty-five (365) consecutive days without any action(s) being taken to overcome or mitigate the delay or failure to perform, then the non-affected party may terminate this Agreement upon written notice with respect to the countries in the Territory affected by the delay or non-performance.

15.4 Severability. The provisions set forth in this Agreement shall be considered to be severable and independent of each other. In the event that any provision of this Agreement shall be determined

SPHAERA PHARMA PTE. LTD. SINGAPORE

to be unenforceable by a court of competent jurisdiction with respect to any country in the Territory, such determination shall not be deemed to affect the enforceability of any other provision and the parties agree that any court making such a determination is hereby requested and empowered to modify such provision and to substitute for such unenforceable provision such limitation or provision of a maximum scope as the court then deems reasonable and judicially enforceable and the parties agree that such substitute provision shall be as enforceable in said country as if set forth initially in this Agreement. Any such substitute provision shall be applicable only in the country in which the original provision was determined to be unenforceable. However, in the event that such court declines to modify such provisions, then the parties will in good faith negotiate a modification to the provision to the minimum extent necessary to render it valid and enforceable in conformity with the parties' intent as manifested herein.

15.5 Headings; Jointly Drafted Agreement. Headings used herein are for reference purposes only and neither limit nor amplify the terms and conditions herein. For purposes of construction, this Agreement shall be deemed to have been jointly drafted by the parties and their counsel, and the rule of construction of contracts that ambiguities are construed against the drafting party shall not be applied against either party.

15.6 Independent Contractors. The relationship between Licensor and Company created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties. No party is a legal representative of another party, and no party has the right to assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of another party for any purpose whatsoever. Each party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

15.7 Entire Agreement; Amendment; English Language. This Agreement, together with its Exhibits, if any, which are hereby incorporated by reference, contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. It may not be modified or amended except by a writing signed by both parties identified as an amendment to this Agreement. In the event that a translation of this Agreement is prepared and signed by the parties for the convenience of Company, this English language version shall be the official version and shall govern if there is a conflict between the two.

15.8 Waiver. The waiver by either party of any right, claim, or breach by the other party must be in written form and signed by the party against whom the waiver is charged, and it shall not be construed as a waiver of any succeeding right, claim, or breach.

15.9 Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages any of which may be executed by less than all of the parties provided that each party executes at least one such duplicate or duplicate signature page.

SPHAERA PHARMA PTE. LTD. SINGAPORE

[SIGNATURES ON NEXT PAGE]

SPHAERA PHARMA PTE. LTD.
SINGAPORE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

LICENSOR	**COMPANY**
For LICENSOR: Sphaera Pharma Pte. Ltd	For LICENSEE: Unicycive, Inc.
Signature: [signature]	Signature: [signature]
Name: Sundeep Dugar	Name: Shalabh Gupta
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: JANUARY 18, 2018	Date: January 16, 2018

SPHAERA PHARMA PTE. LTD SINGAPORE